One Federal Street Boston, MA 02110-1726 United States +1.617.341.7700 +1.617.341.7701

July 29, 2026

SunAmerica Series Trust

5300 Memorial Drive

Suite 1150, Houston, Texas 77007

Re: SunAmerica Series Trust Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to SunAmerica Series Trust (“Trust”), a Massachusetts business trust, in connection with the Registration Statement (as defined below) relating to the issuance of shares of beneficial interest of the Trust attributable to those certain series of the Trust identified in the Registration Statement as Acquiring Portfolios (“Shares’) in connection with the acquisition of assets and the assumption of certain liabilities of certain other registered open-end funds pursuant to the reorganization transactions described in the Registration Statement and the form of Agreement and Plan of Reorganization filed with the Registration Statement.

The Shares will be registered pursuant to a registration statement on Form N-14 (the “Registration Statement”), to be filed by the Trust with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (“Securities Act”), with which this opinion letter will be filed as an exhibit.

In rendering this opinion, we have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Registrant’s Declaration of Trust, Establishment and Designation of Series, and By-Laws, each as amended and restated to date (respectively, “Declaration,” “Designations,” and “By-Laws”).

In rendering this opinion, we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments, certificates or statements of public officials and officers or representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Trust’s Declaration, Designations or By-Laws, or the Agreement and Plan of Reorganization, refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Acquiring Portfolio, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Portfolio.

On the basis of the foregoing, and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the Shares (and classes thereof) have been duly authorized for issuance and, when issued and delivered as contemplated by the Registration Statement and the Agreement and Plan of Reorganization, the form of which is included in the Registration Statement, against payment therefor of the consideration therein described, will be validly issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We express no opinion as to any other matter and no other opinion is intended or implied nor may any other opinion be inferred.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP